                 VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
                    (companies in the development stage)

              STATEMENT OF CALCULATION OF NET LOSS PER SHARE
                                (Unaudited)
                 (in thousands, except per share amounts)

                                   _____

                                                 Three Months Ended                       Nine Months Ended
                                            -------------------------------          -----------------------------
                                            December 28,        December 29,          December 28,     December 29,
                                               1997                1996                  1997             1996
                                            ------------        ------------          ------------     ------------
Weighted average shares of common
    stock outstanding for the period              23,406              21,673                22,644           21,672

Net loss for period                         $     (4,963)       $     (4,802)         $    (16,298)    $    (11,425)

Net loss per share for period: Basic and
    Diluted                                 $      (0.21)       $      (0.22)         $      (0.72)    $      (0.53)


Dilutive common stock warrants and stock options have not been included in the calculations of diluted loss per share, as their inclusion would be antidilutive.


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